Exhibit 99.1

RailAmerica Enters Into Agreement to Sell Its Chilean Railroad Interest for $18.1 Million

Boca Raton, FL, January 16, 2004 – RailAmerica today announced that it has entered into an agreement to sell its 55% Chilean Railroad interest for $18.1 million to an affiliate of its Chilean partner, Andres Pirazzoli y Cia., Ltda. RailAmerica purchased its 55% interest in Ferronor from the Chilean government in February 1997 for $6.8 million. The consideration to be paid to RailAmerica will consist of cash payments totaling $10.75 million on or before February 5, 2004, and delivery of secured instruments totaling $7.4 million which will bear interest and be payable over a 6-1/2 year period.

     “We have announced our intentions to pursue a strategy to reduce debt and focus on growing our core North American rail business,” said Gary O. Marino, Chairman, President and CEO of RailAmerica. “A component of this strategy included the divestiture of our Chilean railroad interest. Although our Chilean operation performed exceptionally well for RailAmerica since acquisition, this transaction will allow RailAmerica to monetize this investment and redeploy the proceeds toward debt reduction or other North American rail acquisitions. An additional benefit of this sale will be that it will eliminate approximately $20 million of Ferronor debt from our balance sheet. I am pleased to announce today that we have now executed an agreement which will accomplish these objectives. “

     RailAmerica, Inc. (NYSE:RRA) is the world’s largest short line and regional railroad operator with 49 railroads operating approximately 17,700 miles in the United States, Canada, and Australia, Chile and Argentina, including track access arrangements. The Company is a member of the Russell 2000® Index. Its website may be found at http://www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic and weather conditions, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.